Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:
Jeffrey L. Rutherford
Sr. Vice President & Chief Financial Officer
LESCO, Inc.
(216) 706-9250

LESCO RAISES FULL YEAR 2004 GUIDANCE
- Company Explores Supply Chain Alternatives -

CLEVELAND, OHIO – January 6, 2005 – LESCO, Inc. (NASDAQ: LSCO), a leading provider of products for the professional green and pest control industries, today announced that it expects its results for the full year ended December 31, 2004 to exceed the Company’s earlier guidance. The Company expects its net sales to range from $560.0 and $563.0 million versus net sales of $523.5 million in 2003, or an increase of approximately 7.0 to 7.5 percent. Previous guidance for 2004 net sales was an increase of 3.0 to 6.0 percent. The growth in net sales is primarily due to stronger than expected results in the Company’s Service Center network, driven by a same-store sales increase of 2.0 to 3.0 percent as well as incremental sales generated from the net addition of 27 Service Centers. LESCO also benefited from positive sales growth in its golf segment in excess of one percent, compared to a decline of 1.8 percent in 2003.

The Company expects full year 2004 results on a generally accepted accounting principles (GAAP) basis to be a loss of $0.42 to $0.48 per diluted share versus a loss of $0.63 per diluted share in 2003. Excluding charges incurred during both years, earnings per diluted share are expected to range from $0.50 to $0.53 in 2004, compared to earnings of $0.23 in 2003 (see attached table for reconciliation between GAAP and non-GAAP expected and actual diluted earnings per share). The Company previously expected 2004 earnings of $0.40 to $0.50 per diluted share, excluding charges. LESCO expects to release fourth quarter and 2004 results on March 1, 2005.

The Company also announced that it has retained Western Reserve Partners LLC (Western Reserve) to continue and advance its exploration of supply chain alternatives, including the possibility of the disposition of all or a portion of its distribution and manufacturing assets. The Company believes that harvesting the working and fixed capital of its supply chain will allow it to focus its resources on the expansion of its Service Center network.

About LESCO, Inc.
LESCO serves more than 130,000 customers worldwide, through 274 LESCO Service Centers®, 72 LESCO Stores-on-Wheels®, and other direct sales efforts, all of which are serviced by the support of eight distribution hubs. Additional information about LESCO can be found on the Internet at www.lesco.com.

About Western Reserve Partners LLC
Western Reserve is a boutique investment bank headquartered in Cleveland, Ohio focused on providing merger and acquisition and capital raising advisory services for middle market companies. Western Reserve is led by five investment bankers with more than 100 collective years of investment banking experience. Four of the partners were former managers of their respective departments at McDonald Investments Inc., and the fifth partner was head of Investment Banking. Additional information regarding Western Reserve Partners can be found at www.wesrespartners.com.

Statements in this news release relating to the Company’s update of its full year guidance and its assessment for maximizing shareholder value are forward-looking statements and, as such, reflect only the Company’s best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainties, that actual results may differ materially from such statements and that investors should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those projected or implied in the forward-looking statements include, but are not limited to, the possibility that the Company or its auditors may encounter something unexpected in preparing year-end financial statements, that the Company’s expansion of its Service Center network may not prove as successful as results from recent expansion efforts might suggest, and that its distribution and warehouse assets might not garner lucrative offers . For a further discussion of risk factors, investors should refer to the Company’s Securities and Exchange Commission reports, including but not limited to, Form 10-K for the year ended December 31, 2003.

GAAP to Non-GAAP Reconciliation

	For the Year Ended December 31,
Earnings (loss) per diluted share:	2004 (Unaudited)	2003 (Audited)

Generally accepted accounting principles (GAAP) basis	($0.48) - ($0.42)	($0.63)
Pre-tax adjustments to GAAP loss:
Corporate relocation expense (a)	0.84	—
Hurricane/flood expense (b)	0.15	—
Termination of supply contract (c)	0.58	—
Early retirement of debt (d)	—	0.27
Loss from sale of credit portfolio (e)	—	0.54
Adjustment of tax provision to 39% (f)	(0.59) - (0.62)	0.05

Results excluding charges, Non-GAAP	$0.50 - $0.53	$0.23

(a)	In the fourth quarter of 2004, LESCO moved its corporate headquarters from a 94,000 square foot facility in Strongsville, Ohio to an approximately 40,000 square foot facility in downtown Cleveland. The relocation costs are estimated at approximately $7.5 million, including tenant and landlord inducements, broker commissions, legal fees, letter of credit costs, move costs and fixed-asset write offs.

(b)	During the third quarter of 2004, the Company incurred losses at its Sebring, FL and Martins Ferry, OH blending facilities due to hurricane activity in Florida and the related rainfall and flooding activity in Ohio. The total estimated damages were $1.4 million.

(c)	During the fourth quarter of 2004, LESCO incurred an approximate charge of $5.2 million related to the termination of a contract with one of its suppliers. The charge includes estimated costs related to the discontinuation of the contract, forgiveness of a related note receivable, the markdown on inventory value of discontinued methylene urea products and other miscellaneous costs to terminate the contract.

(d)	In 2003, LESCO terminated various debt arrangements prior to their maturity resulting in a charge of $2.3 million.

(e)	In the fourth quarter of 2003, LESCO sold a majority of its trade accounts receivable to GE Capital Financial Inc. for cash proceeds of approximately $57 million. The transaction resulted in a charge of $4.6 million.

(f)	On a GAAP basis, LESCO does not recognize a tax provision because of the required accounting treatment for its current tax position. Management believes that in order to present a more meaningful comparison to historical Company results, a tax (provision) benefit should be reflected based on operating results, excluding charges. The Company’s 2004 GAAP operating results do not include a tax provision other than for an adjustment to previously estimated federal tax refunds. The adjustment for both years reflects a tax provision calculated assuming a tax rate of 39%.